    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 22, 1998
                                                      REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        YIELDUP INTERNATIONAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 ---------------

                DELAWARE                                77-0341206
     (State or Other Jurisdiction         (IRS Employer Identification Number)
 of Incorporation or Organization)

                                 117 EASY STREET
                         MOUNTAIN VIEW, CALIFORNIA 94043
                                 (650) 964-0100
          (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Officers)
                                 ---------------

                                  RAJ MOHINDRA
                             CHIEF EXECUTIVE OFFICER
                        YIELDUP INTERNATIONAL CORPORATION
                                 117 EASY STREET
                         MOUNTAIN VIEW, CALIFORNIA 94043
                                 (650) 964-0100
       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)
                                 ---------------

                                   COPIES TO:

                              DOUGLAS J. REIN, ESQ.
                        GRAY CARY WARE & FREIDENRICH, LLP
                        4365 EXECUTIVE DRIVE, SUITE 1600
                               SAN DIEGO, CA 92121
                            TELEPHONE: (619) 677-1400
                            FACSIMILE: (619) 677-1477

                                 ---------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               From time to time as described in the Prospectus.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


===================================================================================================
                                                     PROPOSED           PROPOSED
                                      AMOUNT         MAXIMUM            MAXIMUM          AMOUNT OF
          TITLE OF SHARES              TO BE      AGGREGATE PRICE       AGGREGATE      REGISTRATION
         TO BE REGISTERED           REGISTERED     PER UNIT (2)    OFFERING PRICE (2)     FEE (2)
         ----------------           ----------     ------------    ------------------     -------
  Common Stock, ($0.001 par value)  2,500,000(1)       $9.23           $23,075,000        $6,807
===================================================================================================

(1) Includes shares issuable upon conversion of outstanding and issuable shares of Series A Preferred Stock. Pursuant to Rule 416, this Registration Statement also covers such indeterminable additional shares as may become issuable upon conversion of Series A Preferred Stock as a result of any future stock splits, stock dividends or similar transactions.

(2) Estimated, pursuant to Rule 457(c), solely for the purpose of calculating the registration fee based on the average of the high and low prices for the Common Stock, as reported on the Nasdaq SmallCap Market on April 20, 1998.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


================================================================================

                 SUBJECT TO COMPLETION, DATED APRIL 22, 1998

PROSPECTUS
                        2,500,000 SHARES OF COMMON STOCK
                        YIELDUP INTERNATIONAL CORPORATION

        The 2,500,000 shares (the "Shares") of Common Stock of YieldUP International Corporation, a Delaware corporation (the "Company"), offered by this Prospectus are issuable upon conversion of issued and issuable shares of Series A Convertible Preferred Stock of the Company (the "Series A Shares"). The Shares may be sold from time to time after conversion by or on behalf of the holders of Series A Shares (the "Selling Stockholders"). The Series A Shares were issued in connection with an equity financing pursuant to a Securities Purchase Agreement (the "Purchase Agreement"). The Series A Shares issued and issuable are convertible into up to approximately 2,500,000 shares of the Company's Common Stock. The Company will not receive any proceeds from sales of the shares by the Selling Stockholders or from conversions, if any, of the Series A Shares. The Company has agreed to register the Shares under the Securities Act of 1933, as amended (the "Securities Act"). The Company is also obligated to list such shares on the Nasdaq SmallCap Market and to take certain actions to comply with applicable state securities laws and regulations. See "Plan of Distribution."

        The Company has been advised by the Selling Stockholders that they intend to sell all or a portion of the Shares from time to time in the Nasdaq SmallCap Market, in negotiated transactions or otherwise, and on terms and at prices then obtainable. The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of any of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Company has agreed to indemnify in certain circumstances the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. The Selling Stockholders have agreed to indemnify in certain circumstances the Company against certain liabilities, including liabilities under the Securities Act. See "Plan of Distribution."

        The Company will bear all out-of-pocket expenses incurred in connection with the registration of the Shares, including, without limitation, all registration and filing fees imposed by the Securities and Exchange Commission (the "Commission"), the National Association of Securities Dealers, Inc. (the "NASD") and blue sky laws, printing expenses, transfer agents' and registrars' fees, and the reasonable fees and disbursements of the Company's outside counsel and independent accountants, but excluding underwriting discounts or commissions, transfer or other taxes and other costs and expenses incident to the sales of the Shares.

        The Company's Common Stock is quoted on The Nasdaq SmallCap Market under the symbol "YILD." On April 20, 1998, the last sale price of the Company's Common Stock as reported on The Nasdaq SmallCap Market was $9.44.

        AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 4.
                                ----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ----------------

                THE DATE OF THIS PROSPECTUS IS __________, 1998.

        INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and at 75 Park Place, New York, New York 10007. In addition, copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is traded on The Nasdaq SmallCap Market. Reports and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. Such reports and other information may also be inspected without charge at a Web site maintained by the Commission. The address of the site is http:\\www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed with the Commission by the Company (Commission File no. 0-27104), pursuant to the Exchange Act are incorporated herein by reference:

        (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.

        (2) Form 8-K filed by the Company on April 8, 1998.

        (3) The portions of the registration statement on Form 8-A filed by the Company pursuant to the Exchange Act which contain a description of the Common Stock.

        All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the Registration Statement ("Registration Statement"), filed concurrently with this Prospectus with the Commission, and prior to the effective date of the Registration Statement shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

        The Company will provide without charge to each person to whom this Prospectus is delivered, upon oral or written request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests should be directed to Mr. Abhay Bhushan, Chief Financial Officer, YieldUP International Corporation, 117 Easy Street, Mountain View, California, 94043, telephone number (650) 964-0100.

                                  RISK FACTORS

        In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business. This Prospectus contains forward-looking statements that involve risks and uncertainties. The statements contained in this Prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Exchange Act, including without limitation statements regarding the Company's expectations, beliefs, intentions, plans or strategies regarding the future. All forward looking statements included in this document are based on information available to the Company on the date thereof, and the Company assumes no obligation to update any such forward-looking statements.

        The Company's operations are subject to numerous risks, including unforeseeable expenses as well as specific risks of the semiconductor equipment industry. There can be no assurance that the Company will achieve profitable operations.

HISTORY OF OPERATING LOSSES; NEED FOR ADDITIONAL FINANCING; LIMITED OPERATING HISTORY

        The Company has experienced significant operating losses since its inception in June 1993 and only commenced significant shipments in the fourth quarter of 1995. Accordingly, the Company has a limited operating history on which to base the evaluation of its business, and its prior operating results are not indicative of the results which may be achieved in the future. As of December 31, 1997, the Company's accumulated deficit was $9,588,014. The Company's operating losses have been and will continue to be principally the result of the various costs associated with the Company's product development, manufacturing and sales and marketing activities. The Company believes that its existing capital resources will enable it to fund its operations through 1998. The Company may obtain additional capital to continue its operations beyond that time, which may result in dilution to the current stockholders. The existence of Class B Warrants may also complicate future capital raising activities because of their potentially dilutive effect on the purchasers of the Company's equity securities and the anti-dilution provisions of the Class B Warrants. If the Company is unable to obtain the necessary capital, it will be required to significantly curtail its operations.

RELIANCE ON SINGLE PRODUCT FAMILY

        The Company anticipates that the substantial majority of its future revenues will come from the sale of its cleaning, rinsing and drying systems. Should the demand for, or pricing of, the Company's products decline due to increased competitive pressure, the introduction of superior systems or processes by competitors, or changes in the semiconductor, magnetic disk, flat panel display or photo-mask industries, the Company's business, financial condition and results of operations would be materially adversely affected. The ability of the Company to diversify its operations through the introduction and sale of new products is dependent on the success of the Company's continuing research and development activities as well as its marketing efforts. No assurance can be given that the Company will be able to develop, acquire, introduce or market new products in a timely or cost-effective manner. Accordingly, the Company may be dependent on the overall market acceptance of its existing products.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

        The Company expects to derive a substantial portion of its revenues from the sale of a relatively small number of systems, which typically range in purchase price from $95,000 to $550,000. As a result, a small reduction in number of systems shipped in a quarter due to changing demand, rescheduling or cancellation of an order, or supplier delays would have a material adverse effect on the Company's revenues and results of operations for that quarter.

        In addition, the Company's need for continued investment in research and development and sales, marketing and service will limit the Company's ability to reduce expenses in response to any such decrease in sales. If the Company's anticipated level of revenues is not achieved for a particular period, the Company's operating results could be adversely affected by its inability to reduce costs. Because the Company builds certain sub-assemblies according to forecast, a reduction in customer orders could also result in excessive inventories which could adversely affect the Company's results of operations and liquidity. The impact of these and other factors on the Company's operating results in any future period cannot be accurately forecast.

LENGTHY SALES CYCLE

        Sales of the Company's products have been, and are expected to continue to be, characterized by a relatively long sales cycle due to such factors as the substantial time required by potential customers for technical evaluation of the Company's products prior to purchase, and the high cost and the critical role the Company's products will play in the manufacturing process. The Company believes that the sales cycle will continue to be lengthy as certain of its anticipated customers centralize purchasing decisions, which is expected to intensify the evaluation process and require additional sales and marketing expenditures by the Company.

NEED TO DEVELOP NEW PRODUCTS AND TECHNOLOGIES

        Semiconductor, magnetic disk, flat-panel display and photo-mask manufacturing equipment and processes are subject to rapid technological changes and product obsolescence. The Company believes that its future success will depend in part upon its ability to develop and enhance its current products and develop new products, processes and technologies to meet such anticipated changes. If the Company does not successfully introduce new products in a timely manner, any competitive position the Company may develop could be lost, and the Company's sales reduced. There can be no assurance that the Company will be able to develop and introduce new products which satisfy customer needs and achieve market acceptance. Any failure of the Company to manage its research and development efforts would have a material adverse effect upon its business and prospects.

POTENTIAL DILUTIVE EFFECT OF CONVERSION OF SERIES A PREFERRED STOCK.

        The number of shares of Common Stock which may be issued upon conversion of the Series A Shares is dependent upon the trading price of the Company's Common Stock at the time of conversion. To the extent that the trading price of the Common Stock is lower than 9.75 per share at the time of any conversion of the currently outstanding Series A Shares, the number of shares of Common Stock issuable upon such conversion will increase with resulting dilution to the holders of the Company's Common Stock. The Purchase Agreement also provides for the issuance of additional Series A Shares, subject to certain conditions. Issuance of such additional Series A Shares will result in additional dilution to the holders of the Common Stock.

CONCENTRATION OF SHARE OWNERSHIP AND VOTING POWER

        Holders of the Company's Class A Common Stock are entitled to five votes for each share owned by them on all matters submitted to a vote of the stockholders, while holders of Common Stock are entitled to one vote per share. The directors and officers of the Company control approximately 57.2% of the voting power and are able to elect all of the Company's directors and, hence, are able to control the affairs of the Company. In addition, the directors and officers of the Company, subject to certain limitations imposed by applicable law, are able to, among other things, amend the Company's Certificate of Incorporation and By-laws and effect or preclude fundamental corporate transactions involving the Company, including the acceptance or rejection of any proposals relating to a merger of the Company or an acquisition of the Company by another entity, in each case without the approval of any of the Company's other stockholders.

POTENTIAL ADVERSE EFFECT OF AUTHORIZED BUT UNISSUED PREFERRED STOCK ON HOLDERS OF COMMON STOCK; ANTI-TAKEOVER EFFECTS

        The Board of Directors has authority to issue up to 4,997,600 shares of Preferred Stock and to fix the rights, preference, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of the Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such Preferred Stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the Common Stock.

POSSIBLE DELISTING FROM NASDAQ SMALLCAP MARKET AND MARKET ILLIQUIDITY

        While the Company's Common Stock, and Class B Warrants meet the current Nasdaq SmallCap Market requirements there can be no assurance that such securities will meet the continued listing requirements. Under current criteria for continued inclusion on the Nasdaq SmallCap Market, (i) the Company will have to maintain at least $2 million in total net tangible assets or a market capitalization of $35 million or have $500,000 in net income, (ii) the minimum bid price of the Common Stock will have to be at least $1.00 per share, (iii) there must be at least 500,000 shares in the public float valued at $1 million or more, (iv) the Common Stock must have at least two active market makers, and
(v) the Common Stock must be held by at least 300 holders.

        If the Company is unable to satisfy the Nasdaq SmallCap Market's maintenance requirements, its securities may be delisted from the Nasdaq SmallCap Market. In such event, trading, if any, in the Common Stock and Class B Warrants would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." Consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of the Company, and lower prices for the Company's securities than might otherwise be obtained.

        The Company's securities have not been qualified or registered in all states and will not be eligible for trading unless an exemption from the qualification or registration requirements is available. There can be no assurance that any such exemption will become available in any jurisdiction.

NO DIVIDENDS ANTICIPATED

        The Company has never paid any cash dividends on its Common Stock or Class A Common Stock. The Company anticipates that in the future, earnings, if any, will be retained for use in the business or for other corporate purposes, and it is not anticipated that cash dividends in respect of the Common Stock or Class A Common Stock will be paid.

                                   THE COMPANY

        YieldUP International Corporation develops, manufactures, and markets cleaning, rinsing, and drying equipment used during several steps in the manufacturing process for semiconductors and other defect sensitive substrates. Based on the results obtained by customers using its products, the Company believes its technology allows more thorough and efficient cleaning, rinsing and drying than conventional approaches, and that the products based on its technology may enable manufacturers to obtain improvements in the percentage of good product produced, or yield. The Company's cleaning, rinsing and drying products also reduce the usage of certain environmentally hazardous materials, and occupy less floor space when compared to conventional equipment. The Company currently has approximately 70 cleaning, rinsing and drying systems installed at approximately 50 customer sites in the semiconductor, semiconductor equipment, magnetic disk, flat-panel display, and photo-mask industries.

        Disc-shaped wafers composed of silicon are the foundation on which integrated circuits ("ICs") are manufactured in semiconductor fabrication facilities. During the typical four to six week process of fabricating IC's on these wafers, semiconductor manufacturers typically clean, rinse and dry the wafers several times to prepare the wafer for the next IC fabrication step. The likelihood of completing these steps successfully and producing good ICs depends significantly upon the cleanliness of the wafers throughout of all the processing steps. The Company's products are designed to reduce wafer particle contamination, stains, surface roughness, and other defects that reduce IC yields, offering a cost-effective, integrated cleaning, rinsing and drying system using patented filtration, rinsing and drying technology with no mechanical motion and greatly reduced use of environmentally hazardous materials.

        The Company is marketing its products for application at several points in the IC fabrication process, and for use in the manufacturing processes of magnetic disks, photo-masks and flat-panel displays. The Company believes that there are numerous sites within typical high technology manufacturing facilities where manufacturers could improve processes and reduce defects by replacing or retrofitting existing equipment with the Company's products.

        The Company's products include the CleanPoint de-ionized water filtration system, the Omega 1000 Rinsing and Drying System designed to replace the conventional Spin-Rinse Dryers, the Omega 2000 Cleaning, Rinsing and Drying system designed to handle large substrates including 12 inch (300 mm) wafers and flat panels, and the Omega 4000 Cleaning Rinsing and Drying system that provides integrated hydrofluoric acid cleaning capability.

        The Company's principal executive offices are located at 117 Easy Street, Mountain View, California 94943. The telephone number is (650) 964-0100.

                              PLAN OF DISTRIBUTION

        On March 31, 1998, the Company completed the initial closing (the "Initial Closing") of a privately placed equity financing of the Series A Shares pursuant to the Purchase Agreement with seven (7) investors (the "Investors"). At the Initial Closing, the Company raised gross proceeds of $6 million through the sale of 600 Series A Shares. After the satisfaction of certain holding periods, each Series A Share is convertible, at the option of its holder, into shares of Common Stock of the Company based upon a conversion price equal to the lower of (i) 110% the lowest closing market price of the Company's Common Stock on the date the Series A Shares were issued ($10.8675 for the Series A Shares issued at the Initial Closing) or (ii) the lowest closing market price of the Company's Common Stock during the 20 consecutive trading days immediately preceding the date of conversion.

        Subject to various additional conditions, including, but not limited to, approval of the Company's stockholders, the Company has the option ("Company Put Option") to require the Investors to purchase additional Series A Shares, and the Investors have the right to require that the Company sell to them additional Series A Shares ("Investor Call Option"). The maximum number of additional Series A Shares which the Company may require the Investors to purchase is 600 Series A Shares, for an additional purchase price of $6 million. Subject to certain conditions, the Investors may require that the Company sell to them pursuant to the Investor Call Option a maximum of 600 additional Series A Shares (1,200 if the Company exercises its right to sell the maximum number of shares pursuant to the Company Put Option) for a purchase price of $10,000 per share. The Series A Shares issued upon exercise of the Company Put Option or the Investor Call Option will have the same terms and rights as the Series A Shares issued at the Initial Closing.

        Notwithstanding the above, in order to comply with the rules of the Nasdaq Stock Market which require stockholder approval for issuances of 20% or more of the Company's outstanding stock, the number of shares of the Company's Common Stock issuable pursuant to this financing cannot exceed 20% of the Company's outstanding Common Stock unless the Company obtains the approval of the Company's stockholders.

TERMS OF THE SERIES A SHARES

        The following is a summary of the rights, preferences and privileges of the Series A Shares and the rights granted pursuant to the Purchase Agreement, the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of YieldUP International Corporation (the "Certificate of Designation") and the Registration Rights Agreement for the Series A Shares.

        Conversion. The Series A Shares are convertible into shares of Common Stock at the election of the holder of such Series A Shares, at a price (the "Conversion Rate") equal to the lower of the market price at the original date of issuance of such share (the "Fixed Conversion Price") or the lowest market price during the 20 consecutive days immediately preceding the date a holder of Series A Shares delivers notice of his election to convert such shares. "Market price" is generally determined by the closing price for the Company's Common Stock on the applicable date.

        Except upon the occurrence of certain events, the Investor(s) may convert, in aggregate, only up to a maximum of a specified percentage of the Series A Shares according to the following schedule:

                                 Days from        % of Shares
                                  Closing         Convertible
                             ---------------      -----------
                             1 through 90              0
                             91 through 135            20
                             136 through 180           40
                             181 through 225           60
                             226 through 270           80
                             271 through term         100

        Subject to certain exceptions, any Series A Shares outstanding three years after the date such shares were initially issued will automatically convert into shares of the Company's Common Stock at the then applicable Conversion Rate.

        Adjustments to Conversion Rate. The Conversion Rate is subject to proportional adjustment upon any stock split, stock dividend or other similar change to the capital stock of the Company as well other adjustments upon the issuance, or deemed issuance, of other shares of Common Stock at a price below the then effective Fixed Conversion Price.

        Mandatory Conversion. Under certain circumstances after the Company publicly discloses a Change of Control Transaction, as defined in the Certificate of Designation, the Company shall have the right to require that all of the outstanding Series A Shares be converted to Common Stock.

        Redemption. The holders of Series A Shares have a right to require the Company to redeem the Series A Shares upon the occurrence of certain events, including a Major Transaction, or a Triggering Event, as each is defined in the Certificate of Designation.

        Registration Rights. The Company is obligated to promptly (and in any event prior to April 30, 1998) file a registration statement (the "Registration Statement") with the Commission to cover the resale of the Company's Common Stock issuable upon the conversion of the Series A Shares. The Company is obligated to use its reasonable best efforts to have the Registration Statement declared effective by the Commission and remain effective until the Company's Common Stock subject to the Registration Statement may otherwise be freely traded without registration. The Company is also obligated to list such shares on the Nasdaq SmallCap Market and to take certain actions to comply with applicable state securities laws and regulations.

CLOSING AND OPTIONS

        The Initial Closing of the sale of Series A Shares took place on March 31, 1998. At the Initial Closing, 600 Series A Shares were issued for aggregate gross proceeds of $6 million.

        Company Put Option. Beginning 180 days after the earlier of (x) the effective date of the Registration Statement; or (y) 120 days after the Initial Closing, the Company may require that the Investors purchase up to 600 additional Series A Shares, for a purchase price of $6 million, (pro rata per Investor) under the same terms and conditions as the initial issuance of Series A Shares. The Company's ability to exercise such option is subject to a number of conditions, including, among others: (i) the Company has obtained stockholder approval for the issuance of additional securities, (ii) the Registration Statement has been effective for at least 60 consecutive calendar days; (iii) the Company's Common Stock has not been delisted from the Nasdaq SmallCap Market and/or suspended from trading; (iv) there has been neither a Major Transaction nor a Triggering Event; (v) certain tests are met regarding minimum average daily trading price in the Company's Common Stock; (vi) the Company has performed its obligations under the Certificate of Designation; and (vii) a put closing date has not occurred previously.

        Investor Call Option. Subject to certain conditions, at any date which is 210 days from the Initial Closing through the Mandatory Conversion Date, as defined in the Certificate of Designation, each Investor has a right to require the Company to issue and sell to each such Investor up to two times as many Series A Shares as the Investor had initially purchased. Any Investor may only exercise this right twice.

SALES BY STOCKHOLDERS

        The table below sets forth (a) the names of the Selling Stockholders,
(b) the number of Series A Shares acquired at the Initial Closing, (c) the maximum number of Series A Shares that could be acquired pursuant to a Company Put Option, (d) the maximum number of Series A shares that could be acquired pursuant to an Investor Call Option and (e) the maximum number of shares of Common Stock that could be acquired upon conversion of the Series A Shares. The Conversion Rate is based on the Fixed Conversion Price.


                                                                                          Common Stock
                                                         Company Put     Investor Call   Issuable Upon
Selling Stockholder                 Series A Shares     Option Shares    Option Shares   Conversion (1)
-------------------                 ---------------     -------------    -------------   --------------
Themis Partners L.P.                     125                 125             250            473,540
Heracles Fund                            175                 175             350            662,956
Leonardo, L.P.                           200                 200             400            757,664
Raphael, L.P.                             30                  30              60            113,650
Ramius Fund, Ltd.                         50                  50             100            189,416
GAM Arbitrage                             10                  10              20             37,884
  Investments, Inc.
AG Super Fund                             10                  10              20             37,884
  International Partners, L.P.
Total                                    600                 600           1,200          2,272,994


        (1) Assuming for purposes of this calculation, that the conversion price is equal to the Fixed Conversion Price, that the date of conversion is 210 days from the Initial Closing and that any and all other conditions are met such that the Selling Stockholders have the Investor Call Option and the Company has the Company Put Option.

                                 USE OF PROCEEDS

        The Company will not receive any proceeds from sales of the Shares or from conversions of the Series A Shares, if any.

                                  LEGAL MATTERS

        The legality of the Shares is being passed upon by Gray Cary Ware & Freidenrich, LLP, San Diego, California.

                                     EXPERTS

        The financial statements of the Company as of December 31, 1997, and for each of the years in the two-year period ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

                                 INDEMNIFICATION

        Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. The Company's Certificate of Incorporation and Bylaws provide that the Company shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Company has entered into separate indemnification agreements with its directors and officers which would require the Company, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to maintain directors' and officers' liability insurance, if available on reasonable terms.

        These indemnification provisions and the indemnification agreement entered into between the Company and its officers and directors may be sufficiently broad to permit indemnification of the Company's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

        Insofar as indemnification by the Company for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions referenced above or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company may, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

================================================================================
No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the offering described herein, and, if given or made, such information or representation must not be relied upon as having been authorized by the company. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates, or an offer to sell, or a solicitation of an offer to buy, in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.



                            SUMMARY TABLE OF CONTENTS


                                        Page
                                        ----
Available Information.................     3
Incorporation of Certain
    Documents by Reference............     3
Risk Factors..........................     4
The Company...........................     7
Plan of Distribution..................     8
Use of Proceeds.......................    11
Legal Matters.........................    11
Experts...............................    11
Indemnification.......................    11

================================================================================

================================================================================


                                2,500,000 SHARES


                                  COMMON STOCK


                                   PROSPECTUS


                                 April ___, 1998


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        Other expenses in connection with the registration of the Common Stock hereunder will be substantially as follows:


Item                              Company Expense
SEC Registration Fee ..........      $ 6,807
Printing and engraving
 expenses......................      $ 1,000
Legal fees and expenses .......      $10,000
Accounting Fees and expenses ..      $10,000
Miscellaneous .................      $ 7,193

             Total ............      $35,000


*       Estimated for purposes of this filing.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Registrant has entered into separate indemnification agreements with its directors and officers which would require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to maintain directors' and officers' liability insurance, if available on reasonable terms.

        These indemnification provisions and the indemnification agreement entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

ITEM 16    EXHIBITS.


EXHIBIT
NUMBER                             DESCRIPTION OF DOCUMENT
------                             -----------------------
3.1*     Form of Certificate of Designation for Series A Preferred Stock
10.1*    Form of Securities Purchase Agreement for Series A Preferred Stock
10.2*    Form of Registration Rights Agreement for Series A Preferred Stock
5.1      Opinion of Gray Cary Ware & Freidenrich, LLP
23.1     Consent of KPMG Peat Marwick LLP, independent auditors
23.4     Consent of Gray Cary Ware & Freidenrich, LLP (included in Exhibit 5.1)
24.1     Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement)

-----------

* Filed as an exhibit to the Company's Report on Form 8-K filed on April 8, 1998 and incorporated herein by reference.

        A. The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        E. The undersigned Registrant hereby undertakes that:

               (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

               (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Mountain View, State of California, on April 22, 1998.



                                       YIELDUP INTERNATIONAL CORPORATION

                                       By:  /s/  RAJ MOHINDRA
                                          -------------------------------
                                          Raj Mohindra
                                          Chief Executive Officer
                                          (Principal Executive Officer)


                                POWER OF ATTORNEY

        We, the undersigned officers and directors of YieldUP International Corporation, hereby severally constitute Raj Mohindra and Abhay Bhushan our true and lawful attorneys with full power to sign for us and in our names, in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable YieldUP International Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said registration statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


           Signature                      Title                          Date
           ---------                      -----                          ----
  /s/  RAJ MOHINDRA               Chairman, Chief Executive      April 22, 1998
---------------------------
       Raj Mohindra               Officer and Director
                                  (Principal Executive Officer)

  /s/  ABHAY BHUSHAN              Chief Financial Officer and    April 22, 1998
---------------------------
       Abhay Bhushan              Director (Principal
                                  Financial and Accounting
                                  Officer)

  /s/  WERNER  KERN               Director                       April 22, 1998
---------------------------
       Werner Kern

  /s/  RAM PAUL GUPTA             Director                       April 22, 1998
---------------------------
       Ram Paul Gupta

  /s/  SURAJ PURI                 Director                       April 22, 1998
---------------------------
       Suraj Puri

                                INDEX TO EXHIBITS


EXHIBIT
NUMBER                             DESCRIPTION OF DOCUMENT
------                             -----------------------
3.1*     Form of Certificate of Designation for Series A Preferred Stock
10.1*    Form of Securities Purchase Agreement for Series A Preferred Stock
10.2*    Form of Registration Rights Agreement for Series A Preferred Stock
5.1      Opinion of Gray Cary Ware & Freidenrich, LLP
23.1     Consent of KPMG Peat Marwick LLP, independent auditors
23.4     Consent of Gray Cary Ware & Freidenrich, LLP (included in Exhibit 5.1)
24.1     Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement)

----------

* Filed as an exhibit to the Company's Report on Form 8-K filed on April 8, 1998 and incorporated herein by reference.